SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                                  FORM 8-K

                                CURRENT FORM
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)  November 21, 1997

                             NSS Bancorp, Inc.
              (Exact Name of Registrant as Specified in Charter)

Connecticut                         0-22937                 06-1485317
(State or Other Jurisdiction        (Commission             (IRS Employer
of Incorporation)                   File Number)            Identification No.)

48 Wall Street, Norwalk, Connecticut                        06852
(Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, include area code  203-838-4545



                                     N/A
            (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

See attached letter dated November 21, 1997.


                               [NSS Letterhead]


                        November 21, 1997


Basswood Partners, LP
52 Forest Avenue
Paramus, New Jersey 07652

Dear Sirs:

This is in response to your letter dated November 13, 1997, requesting the right to inspect and copy certain records of NSS Bancorp.

First of all, we wish to express our disagreement with your claim that the financial performance of the Company since its conversion has been disappointing. You are well aware of the substantial progress the Company has made financially since conversion, including improving return on equity from 7.36% for 1994 to 9.99% (annualized based on nine months ended September 30, 1997), improving return on assets from .51% for 1994 to
 .81% (annualized based on nine months ended September 30, 1997), and reducing non-performing assets from 4.5% of total assets at year end 1994 to 1.14% at September 30, 1997. In terms of "meaningful prospects for improvement", NSS Bancorp has recently been organized as a bank holding company, which will facilitate corporate and capital structuring opportunities which are presently under consideration and which may supplement the operational improvements the Company has enjoyed, thus further enhancing shareholder value. Although stock price performance is not always an accurate indicator of financial performance, we note that the Company's stock was issued in June of 1994 at $10.00 per share and closed yesterday at a price of $37.875 per share.

If Basswood Partners, LP is not satisfied with our financial performance and does not agree with the Company's long term strategy, it can sell its shares and realize a significant gain.

We are proud of our accomplishments in recent years and are concerned that our efforts and our success not be jeopardized by hostile activity which distracts management, the marketplace and our customers and requires extraordinary corporate expenditures. Accordingly, we respond to your requests for access to corporate records as follows.

Pursuant to your request, you may inspect and copy, during regular business hours at NSS Bancorp's principal office, any of the records of NSS Bancorp described in Section 33-945(e) of the Connecticut Business Corporation Act (the "Act"). We have made provisions for you to perform this task on Friday, November 28, 1997.

There is no basis for your request to inspect the records described in
Section 33-946(b) of the Act, because you have not met any of the requirements of Section 33-946(c) of the Act. Some of your failures to satisfy those requirements are set forth below.

Although your letter states that you intend to communicate with other shareholders regarding alleged "financial underperformance" and methods to "improve... future financial performance", it is clear from the first two paragraphs of your letter and from your actions in similar investment situations at other financial institutions that your real intention is to communicate with other shareholders to attempt to force a sale of NSS Bancorp. Where you avowed purpose is to cause a sale, the purported justifications offered later in your letter are not made in good faith.

The business and affairs of NSS Bancorp are managed under the direction of its Board of Directors, as provided by Section 33-735 of the Act. This includes any matters relating to the sale or possible sale of NSS Bancorp. In this regard, the Board of Directors takes very seriously its fiduciary obligations under Section 33-756 of the Act, which we respectfully suggest you read with special care. If you wish to communicate with management regarding the financial performance of NSS Bancorp, and what is in the best interests of the corporation, we would be interested in hearing your views, as we would the views of any shareholder.

It also appears to us that the primary purpose of your letter was not the stated purpose, but was instead to create a basis for filing an amendment to your Schedule 13D intended to put NSS Bancorp "in play." This may be consistent with your short-term economic goals, but it is not consistent with the best interests of the corporation, and presents a risk to all shareholders and to the value of their investment in NSS Bancorp. We take this opportunity to remind you of the federal securities and bank regulatory laws applicable to shareholders who act together with respect to NSS Bancorp stock. You may also wish to consult with counsel regarding sections 33-843 through 33-845 of the Act, particularly with respect to the definitions contained in paragraphs 5, 9 and 10 of section 33-843.

Your request for the other information and permission to take the other actions set forth in Annex A to your letter of November 13 are also denied, for reasons including those set forth above.

If you wish to discuss the Board's fiduciary obligations and what you believe to be in the best interest of NSS Bancorp, we repeat that we would be happy to consider your views on these matters.

In conclusion, our shareholders including Basswood Partners, LP have realized significant appreciation of their investment, for example NSSY stock on December 31, 1996 closed at $23.375 and on November 20, 1997 closed at $37.875 reflecting a 62% increase.

                                   Very truly yours,

                                   /s/ Robert T. Judson

                                   Robert T. Judson
                                   President & CEO

cc:  Brian A. Fitzgerald
     Charles F. Howell
     Herbert L. Jay
     Edward J. Kelley
     John L. Segall
     Donald St. John
     Alan R. Staack

                               SIGNATURES

     Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report of be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 1997                         NSS Bancorp, Inc.
                                         Registrant


                                         By   /s/ Robert T. Judson
                                              Robert T. Judson